CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6 (No. 333-256251) (the “Registration Statement”) of our report dated March 1, 2021 relating to the consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 19, 2021 relating to the financial statements of each of the variable investment options of Separate Account FP indicated in our report. We also consent to the reference to us under the heading

“Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
August 16, 2021